EXHIBIT 5.1

FENNEMORE CRAIG, P.C.

300 E. Second Street

Suite 1510

Reno, Nevada  89501

(775) 788-2200

Law Offices
Denver Las Vegas Nogales Phoenix Reno Tucson	(303) 291-3200 (702) 692-8000 (520) 281-3480 (602) 916-5000 (775) 788-2200 (520) 879-6800

October 8, 2020

Artelo Biosciences, Inc.

888 Prospect Street, Suite 210

La Jolla, CA 92037

Re:	Registration on Form S-1 for Artelo Biosciences, Inc.

Ladies and Gentlemen:

We are acting as special Nevada counsel for Artelo Biosciences, Inc., a Nevada corporation (the “Company”), in connection with the registration under a Registration Statement on Form S-1 (the “Registration Statement”), as amended, by the Company under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed issuance and sale (collectively, the “Offering”) of up to (i) $6,325,000.00 of units of Company securities (“Units”) consisting of shares (the “Offered Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”) and warrants to purchase shares (the “Warrant Shares”) of the Company’s Common Stock (“Warrants”); (ii) up to $7,906,250.00 of Warrant Shares upon exercise of the Warrants; (iii) warrants to purchase up to $343,750.00 of the Company’s Common Stock issued to the representative of the several underwriters (the “Representative’s Warrants); and (iv) shares of the Company’s Common Stock to be issued upon exercise of the Representative’s Warrants (the “Representative’s Shares”).

We have examined originals or copies of each of the documents listed below:

1. The Articles of Incorporation of the Company, as amended, as certified by an officer of the Company as of the date hereof;

2. The Bylaws of the Company, as certified by an officer of the Company as of the date hereof;

3. The forms of the Warrants;

4. Resolutions of the Board of Directors of the Company, dated as of October 5, 2020 (the “Resolutions”), relating to the registration and issuance of the Offered Shares, the Warrants and the Warrant Shares, and appointing, authorizing and empowering a pricing committee of the Board of Directors of the Company (the “Pricing Committee”), as certified by an officer of the Company as of the date hereof;

FENNEMORE CRAIG, P.C.

Artelo Biosciences, Inc.

Re: Registration of Common Stock

October 8, 2020

5. A draft of the Underwriting Agreement in connection with the Offering by and between the Company and Ladenburg Thalmann & Co. Inc.(the “Agreement”); and

6. The Registration Statement.

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter.We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete.We note that the Board of Directors of the Company has reserved, effective upon (x) the filing in the office of the Secretary of State of the State of Nevada of an amendment to the Company’s articles of incorporation which increases the authorized shares of the Company’s Common Stock or (y) Shareholder approval and the Board of Directors execution of a reverse stock split of the Company’s outstanding Common Stock, in either case such that shares of the Company’s Common Stock available for issuance are equal to or greater than the number of shares of Common Stock to be issued pursuant to the Agreement upon exercise of the Warrants, and we assume that the Company will continue to reserve such number of shares of Common Stock until exercise of all of the Warrants.

1. Issuance of the Offered Shares has been duly authorized by the Company and, when issued and paid for in accordance with the terms of the Registration Statement, the Agreement, and the duly adopted resolutions of the Pricing Committee setting the price per share of the Offered Shares, the Offered Shares will be validly issued, fully paid and nonassessable.

2. Issuance of the Warrants and the Representative’s Warrants has been duly authorized by the Company and, when issued and paid for in accordance with the terms of the Registration Statement, the Agreement, and the duly adopted resolutions of the Pricing Committee setting the price per Warrant and the exercise price thereof and of the Representative’s Warrants, the Warrants and the Representative’s Warrants will be validly issued.

FENNEMORE CRAIG, P.C.

Artelo Biosciences, Inc.

Re: Registration of Common Stock

October 8, 2020

3. Issuance of the Warrant Shares and the Representative’s Shares has been duly authorized by the Company and, when issued and paid for in accordance with the terms of the Warrants or the Representative’s Warrants, as applicable, the Warrant Shares and the Representative’s Shares, respectively, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Nevada.The opinions expressed above concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Nevada currently in effect.We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

This opinion is issued in the State of Nevada. By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada.Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada.Your acceptance of this opinion shall constitute your agreement to the foregoing.

We consent to your filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.We further consent to the incorporation by reference of this opinion and consent in any registration statement filed pursuant to Rule 462(b) under the Act with respect to the Common Stock, the Warrants and the Warrant Shares.In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.The opinions expressed in this letter are rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date.Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock, the Warrants or the Warrant Shares.

Very truly yours,

/s/ Fennemore Craig, P.C.
Fennemore Craig, P.C.